Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System, Inc. Announces

Quarterly Common Stock Dividend and

Results of Annual Shareholders Meeting

SYRACUSE, N.Y. — May 20, 2020 — Community Bank System, Inc. (NYSE: CBU) (the “Company”) announced that it has declared a quarterly cash dividend of $0.41 per share on its common stock. The dividend will be payable on July 10, 2020 to shareholders of record as of June 15, 2020. The $0.41 cash dividend represents an annualized yield of 2.91% based on the closing share price of $56.40 on May 20, 2020.

The Company also announced that the Shareholders voted in line with the Board of Directors’ recommendations on all proposals at its Annual Shareholders Meeting on May 20, 2020 and approved the amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors and elected all twelve (12) of the directors standing for re-election for a one-year term. The Shareholders also approved, on an advisory basis, the Company’s executive compensation programs and ratified the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm.

Community Bank System, Inc. operates over 230 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of approximately $11.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest financial institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company’s stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Company’s Form 10-K and Form 10-Q filings, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on the Company’s colleagues, the communities it serves, and the domestic and global economy, which may have an adverse effect on the Company’s business; the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. The Company does not assume any duty to update forward-looking statements.